Exhibit 99.1

Contacts:
Investors:	Media:
EVC Group, Inc.	EVC Group, Inc.
Doug Sherk/Jenifer Kirtland	Steve DiMattia
(415) 896-6820	(646) 201-5445
FOR IMMEDIATE RELEASE
Kitty Hawk, Inc. Reports Financial Results
For the First Quarter of 2007
DALLAS — May 15, 2007—Kitty Hawk, Inc. (AMEX: KHK), the parent company of Kitty Hawk Cargo, Inc., Kitty Hawk Ground, Inc. and Kitty Hawk Aircargo, Inc., today reported financial results for the first quarter ended March 31, 2007.
Revenue for the first quarter of 2007 was $42.0 million, an increase of 4.7% from the $40.1 million reported for the first quarter of 2006. Revenue from expedited ground freight products more than doubled from the first quarter of 2006, reflecting the acquisition of the assets of Air Container Transport (ACT) in June 2006. This increase offset a 20.8% decline in expedited air freight revenue in the recent first quarter compared with the 2006 first quarter.
The Company reported a net loss of $11.6 million, or $0.22 per share, allocable to common stockholders in the first quarter of 2007 compared with a net loss of $8.7 million, or $0.17 per share, allocable to common stockholders for the first quarter of 2006. The net loss was primarily a result of reduced demand for expedited air freight services.
“Our first quarter results reflect the industry-wide slowdown, as our customers in a variety of industries face weak demand for their own products,” said Mel Keating, Chairman of the Board of Kitty Hawk. “The Company remains focused on driving additional cost-cutting measures, maximizing revenue opportunities and continued operational excellence. The recent launch of our new website is an example of an initiative that we believe will enhance our competitive position through additional customer service features.”
First Quarter Review
Scheduled freight revenue for the first quarter of 2007 was $38.9 million, a decrease of 2.9% compared to the first quarter of 2006. Revenue from expedited ground freight increased from $3.1 million in the first quarter of 2006 to $9.7 million in the recent first quarter. This increase was offset by the decrease in expedited air freight revenue which fell $7.7 million to $29.3 million from $37.0 million in the first quarter last year.
During the first quarter of 2007, chargeable weight increased 142.0% reflecting the expansion of the network through the ACT acquisition. This increase was offset by a decline in the average yield of

57.3% in the first quarter of 2007 compared with the same period in 2006, primarily due to the change in mix toward a higher volume of expedited ground freight volumes which carry lower yields. The decrease in yields was partially offset by a higher fuel surcharge charged to customers on the air freight product.
Flight expense in the recent first quarter decreased 9.5% from the prior year’s first quarter, largely due to lower aircraft lease expense, crew costs and aircraft insurance expense due primarily to operating a reduced flight schedule in the first quarter of 2007 as compared to the schedule operated in the first quarter of 2006. Transportation expense for the first quarter of 2007 increased 51.1% from the quarter ended March 31, 2006. This increase was primarily due to higher network trucking expense to provide our expedited ground freight product.
Fuel expense decreased 18.8% in the first quarter. Aircraft fuel cost averaged $1.97 per gallon in the first quarter of 2007 as compared to $2.00 per gallon for the 2006 first quarter. During the recent first quarter, the number of gallons of aircraft fuel used in the scheduled freight network fell by 1.5 million primarily due to less revenue hours flown in the network.
Maintenance expense declined 2.2%. Freight handling expense increased by 5.0% due to a 142.3% increase in chargeable weight offset by a 56.6% decrease in freight handling expense per pound of chargeable weight. Operating overhead grew 53.7%, primarily due to the ACT acquisition in June 2006.
Cash, restricted cash and short-term investments totaled $9.3 million at March 31, 2007. As of May 11, 2007, the Company had drawn down $10.4 million on its Revolving Facility and had $4.0 million remaining in unused availability.
The Board has authorized James R. Kupferschmid, the Company’s chief financial officer, to sign filings with the Securities and Exchange Commission, and certifications related thereto, as the Company’s principal executive officer. Other than signing such filings and certifications as the Company’s principal executive officer, Mr. Kupferschmid’s role and responsibilities have not changed.
About Kitty Hawk, Inc.
www.kittyhawkcompanies.com
As a recognized leader in customer service, Kitty Hawk is the premier provider of guaranteed, mission-critical, overnight air, second morning-air and expedited ground freight transportation to major business centers, international freight gateways and surrounding communities throughout North America, including, Alaska; Hawaii; Toronto, Canada; and San Juan, Puerto Rico. Kitty Hawk’s scheduled freight network and award-winning guaranteed overnight air or expedited ground products are ideal for heavy-weight (over 150 lbs.), high-value or high-security, special goods with unique dimensions, perishables, animals and/or other shipments requiring special handling.
With more than 30 years experience in the aviation and air freight industries, Kitty Hawk plays a key connecting role in the global supply chain. Kitty Hawk serves the logistics needs of more than 550 freight forwarders, integrated carriers, domestic and international airlines and logistics companies with its extensive integrated air and ground network, fleet of Boeing 737-300SF and 727-200 cargo aircraft, as well as a 240,000 square-foot cargo warehouse, U.S. Customs clearance and sort facility at its Fort Wayne, Indiana hub.
In 2005, Kitty Hawk became the North American launch customer for the fuel-efficient and environmentally-friendly Boeing 737-300SF cargo aircraft. In late 2005 Kitty Hawk launched its new coast-to-coast and border-to-border expedited ground network reaching key business centers throughout the U.S., Canada and Mexico. In early 2006 to manage the growing demand for its high customer service ground freight product Kitty Hawk formed Kitty Hawk Ground, Inc. In June 2006 Kitty Hawk Ground acquired and began integrating the majority of the assets of 20-year-old Air Container Transport (ACT), the dominant expedited airport-to-airport freight trucking company operating from southwestern Canada to San Diego as well as additional cities as far east as Texas and Illinois.
Statement under the Private Securities Litigation Reform Act:
This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future financial and operating performance and involve known and unknown risks and uncertainties that may cause actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “intends,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause actual results to differ from expectations are: economic conditions; the impact of high fuel prices; our inability to successfully implement and operate our expanded scheduled airport-to-airport expedited ground freight network; failure of key suppliers and vendors to perform; our inability to attract sufficient customers at economical prices for our air network or ground network; unforeseen increases in liquidity and working capital requirements related to our air and ground network; potential competitive responses from other operators of nationwide airport-to-airport ground freight networks; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; the Company’s significant lease obligations and indebtedness; the competitive environment and other trends in the Company’s industry; changes in laws and regulations; changes in the Company’s operating costs including fuel; changes in the Company’s business plans; interest rates and the availability of financing; limitations upon financial and operating flexibility due to the terms of our revolving facility; liability and other claims asserted against the Company; labor disputes; the Company’s ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or events described in any forward-looking statements. The Company disclaims any obligation to publicly update or revise any forward-looking statements after the date of this release to conform them to actual results.
Tables to follow

KITTY HAWK, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2007	2006
Revenue:
Scheduled freight network	$38,928	$40,087
ACMI	308	—
Miscellaneous	2,729	—

Total revenue	41,965	40,087
Cost of revenue:
Flight expense	7,757	8,568
Transportation expense	13,762	9,108
Fuel expense	10,725	13,204
Maintenance expense	3,652	3,734
Freight handling expense	8,403	8,000
Depreciation and amortization	882	753
Operating overhead expense	4,644	3,021

Total cost of revenue	49,825	46,388

Gross loss	(7,860)	(6,301)
General and administrative expense	3,512	2,302

Operating loss	(11,372)	(8,603)
Other (income) expense:
Interest expense	70	69
Other, net	(95)	(288)

Net loss	(11,347)	(8,384)

Preferred stock dividends accreted	291	296

Net loss allocable to common stockholders	$(11,638)	$(8,680)

Basic loss per share	$(0.22)	$(0.17)

Diluted loss per share	$(0.22)	$(0.17)

Weighted average common shares – basic	53,995,131	51,675,408

Weighted average diluted common shares outstanding – diluted	53,995,131	51,675,408

KITTY HAWK, INC. AND SUBSIDIARIES
BALANCE SHEET

	March 31,	December 31,
	2007	2006
	(in thousands)
Cash and cash equivalents	$4,158	$9,589
Total assets	47,435	53,823
Notes payable and long-term obligations	9,441	392
Stockholders’ equity	$7,521	$14,898